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EXHIBIT 11.1

                          CARDIAC PATHWAYS CORPORATION

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE



                                                  Three months ended
                                                     September 30,
                                               -----------------------------
                                                  1996             1995
                                               ------------     ------------

Net loss                                       $(2,550,287)     $(2,055,121)
                                               ===========      ===========

Weighted average common shares outstanding       9,284,000          870,000

Common equivalent shares:
  Convertible preferred stock outstanding                         5,450,000

Shares related to SAB No. 55, 64, and 83                            655,000
                                               -----------      -----------

Total weighted average shares and common
  equivalent shares outstanding                  9,284,000        6,975,000
                                               ===========      ===========

Net loss per share                             $     (0.27)
                                               ===========

Pro forma net loss per share                                    $    (0.29)
                                                                ===========
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